Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (Nos. 333-71077 and 333-106878) on Form S-3 and the Registration Statements (Nos. 333-73391, 333-106880, 333-106881, 333-132665, 333-181837, 333-214452, and 333-234350) on Form S-8 of FirstCash, Inc. of our report dated March 4, 2021, except for Notes 13 and 14 as to which the date is November 16, 2021, relating to the consolidated financial statements of American First Finance Inc. and Subsidiary, appearing in this Current Report on Form 8-K.

/s/ RSM US LLP

Raleigh, North Carolina

December 7, 2021

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